File No. 70-7287


                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                POST-EFFECTIVE AMENDMENT NO. 19 TO

                             FORM U-1

                     APPLICATION-DECLARATION
            WITH RESPECT TO ACQUISITION AND FINANCING
                   OF A WHOLLY-OWNED SUBSIDIARY
          AND AUTHORIZATION OF SHORT-TERM BANK BORROWING

                              UNDER

       THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 (ACT)

                EASTERN UTILITIES ASSOCIATES (EUA)
           P.O. Box 2333, Boston, Massachusetts  02107

                EUA COGENEX CORPORATION (COGENEX)
           P.O. Box 2333, BOSTON, MASSACHUSETTS  02107

             (Name of companies filing this statement
            and address of principal executive office)

                   EASTERN UTILITIES ASSOCIATES

        (Name of top registered holding company parent of
                     applicant or declarant)

                CLIFFORD J. HEBERT, JR., TREASURER
                   EASTERN UTILITIES ASSOCIATES
           P.O. Box 2333, BOSTON, MASSACHUSETTS  02107

             (Name and address of agent for service)

        The Commission is requested to mail signed copies of all orders, notices and communications to:

                     ARTHUR I. ANDERSON, ESQ.
                     McDermott, Will & Emery
                         75 State Street
                        Boston, MA  02109
      The application-declaration on Form U-1 dated September 24, 1986, as amended by Amendment No. 1 dated November 14, 1986, by Amendment No. 2 dated December 12, 1986, by Post-Effective Amendment No. 1 dated February 29, 1988, by Post-Effective Amendment No. 2 dated March 9, 1988, by Post-Effective
Amendment No. 3 dated April 12, 1988, by Post-Effective
Amendment No. 4 dated April 22, 1988, by Post-Effective
Amendment No. 5 dated April 22, 1988, by Post-Effective
Amendment No. 6 dated July 18, 1988, by Post-Effective
Amendment No. 7 dated August 12, 1988, by Post-Effective Amendment No. 8 dated September 19, 1988, by Post-Effective Amendment No. 9 dated October 31, 1989, by Post-Effective Amendment No. 10 dated November 14, 1989, by Post-Effective Amendment No. 11 dated December 21, 1989, by Post-Effective Amendment No. 12 dated April 15, 1992, by Post-Effective Amendment No. 13 dated July 10, 1992, by Post-Effective Amendment No. 14 dated August 3, 1992, by Post-Effective Amendment No. 15 dated August 21, 1992, by Post-Effective Amendment No. 16 dated December 12, 1994, by Post-Effective Amendment No. 17 dated December 19, 1994, and by Post-Effective Amendment No. 18 dated January 30, 1995 is amended as stated below.

Item 1.   Description of Proposed Transactions.

     A. By an order in this proceeding dated December 19, 1986 (Release No. 35-24273), the Commission authorized EUA to acquire all of the issued and outstanding capital stock of Citizens Heat and Power Corporation, a Massachusetts corporation which provided energy management services to institutional customers and which became EUA's wholly-owned subsidiary, Cogenex. Cogenex designs, finances, installs and maintains energy conservation systems. On September 28, 1995 Cogenex announced that it was discontinuing one of its principal business segments involving small self-generation projects. The following is a more complete description of Cogenex's two remaining principal business segments.

          1. Energy Management Services. Cogenex provides energy management services (EMS) directly to institutional, commercial/industrial and governmental customers to reduce their energy costs and consumption. In its EMS programs, Cogenex employs energy efficiency technology and equipment through building automation, lighting modifications, boiler replacement, and other heat recovery methods to reduce electrical energy and fuel consumption and related energy costs of its customers. The principal equipment installed and maintained by Cogenex for EMS projects consists of lighting equipment, variable speed drives used in connection with heating, ventilation and air conditioning systems, building automation control equipment, high-efficiency motors, chillers and heat exchangers. Cogenex is paid for these services primarily through "shared savings" agreements in which the customer, who occupies or owns a facility, pays Cogenex a portion of the energy savings that result from the installation and maintenance of the energy efficient equipment in the facility. Cogenex also may, from time to time, acquire existing shared savings contracts or the benefits of these agreements from other EMS contractors or help finance EMS projects being developed by such contractors.

          2. Utility Demand Side Management. Cogenex also participates in demand side management programs sponsored by electric utilities as a means to decrease both base load and peak demand on the utilities' systems. In utility demand side management programs, Cogenex contracts with the utility and its customers to provide EMS services to the utility's customers to reduce the demand on the utility's system. Cogenex is paid by the utility based on the reduction in the demand on the utility's system and may also receive a portion of the customer's savings.

     B. Cogenex hereby seeks authorization to expand the services it provides to include services relating to furnishing and conserving water for the types of customers to whom it has historically furnished EMS services as described in paragraph A. above. Such water services could be packaged with EMS services or furnished on a stand alone basis. Cogenex believes that such water services are functionally related to EUA's utility system operations and in the public interest as required by Section 11(b)(1) of the Act because they are a natural outgrowth of Cogenex's EMS services and would draw extensively upon Cogenex's experience in optimizing energy consumption and utilization. (F1) The Commission has stated that the complexity of a service and its lack of availability to the public due to the difficulty and expense of its development are recurring factors in allowing a holding company or its affiliate to engage in a new business. (F2) Water conservation and supply are as complex as any of the other services that Cogenex currently provides to its customers, and like energy conservation, it is a highly specialized business. Cogenex has sufficient expertise and resources to quickly and efficiently add water conservation and supply to its repertoire of services. By being able to provide water services as a compliment to its energy conservation services, Cogenex will be increasing its marketability to its EMS customers by meeting more of such customers' conservation and efficiency needs at a marginal cost to Cogenex operations. Such increased services may also open up projects to Cogenex for which it might not otherwise qualify. In addition, stand alone water projects would provide Cogenex with increased opportunities to market its energy conservation services to customers that may not initially be soliciting such services. In short, water conservation and supply services would round out Cogenex's current business while increasing the availability of valuable services to the public.

     (F1) In the Matter of CSW Credit, Inc. and Central and South West Corporation, Release No. 35-25995 (March 2, 1994).

     (F2) Id.

Item 2.   Fees, Commissions and Expenses.

     The estimated fees, commissions and expenses to be paid or incurred directly or indirectly in connection with the proposed transactions will be supplied by amendment.

Item 3.   Applicable Statutory Provisions.

     Transactions                       Section 11(b)(1)

Item 4.   Regulatory Approval.

     No state commission and no Federal commission, other than the Securities and Exchange Commission, has jurisdiction over the proposed transactions.

Item 5.   Procedure.

     (a) In order to be in a position to carry out the proposed transactions at the most advantageous time, EUA and Cogenex request that the Commission issue its order hereon on the earliest practicable date.

     (b) It is not considered necessary that there be a recommended decision by a hearing officer or by any other responsible officer of the Commission. The Office of Public Utility Regulation may assist in the preparation of the decision of the Commission and it is believed that a 30-day waiting period between the issuance of the order of the Commission and the date on which the order is to become effective would not be appropriate.

Item 6.   Exhibits and Financial Statements (* filed herewith).

     (a)   Exhibits.

          *Exhibit H          Proposed Form of Notice.

           Exhibit F          Opinion of McDermott, Will & Emery.
                              (to be filed by amendment)

     (b)  Financial Statements.

          None.

Item 7.   Information as to Environmental Effects.

     The transactions described in Item 1 do not involve major federal action significantly affecting the quality of the human environment. No Federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transactions.

                             SIGNATURE




     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.


                                   EASTERN UTILITIES ASSOCIATES


                                   By:/s/ Clifford J. Hebert, Jr.
                                      Clifford J. Hebert, Jr.
                                      Treasurer


                                   EUA COGENEX CORPORATION


                                   By:/s/ Clifford J. Hebert, Jr.
                                      Clifford J. Hebert, Jr.
                                      Treasurer



Dated:  November 15, 1995